Exhibit 10.2

INDEPENDENT CONTRACTOR AGREEMENT

BETWEEN:

DAVID WARKENTIN of 20580 Powell Ave Maple Ridge, B.C.V2X3M2

(the “Contractor”)

AND:

SMARTIRE SYSTEMS INC. INC., a company incorporated under the laws of British Columbia (the “Company”)

IN CONSIDERATION OF the covenants and agreements contained in this Agreement, the Contractor and the Company agree as follows:

1.	Services

(a)
The Company engages the Contractor to provide consulting services in the nature and amount requested by the Company (the “Services”) relating to the Company’s patent infringement litigation. The Contractor represents and warrants to the Company that the Contractor has and will have the required skills and experience to perform the Services.  The Contractor hereby accepts such engagement.

(b)	The Contractor will provide progress reports every 2 weeks and will seek approvals for litigation strategy and settlement negotiations.

(c)
Nothing herein shall preclude the Contractor from acting in a similar or any other capacity for any other person, firm or company so long as such activities do not prevent the Contractor from fulfilling all of the Contractor’s obligations to the Company under this Agreement and the Contractor does nothing in connection with such activities that adversely affects the interests of the Company.

(d)
The Contractor may add or substitute another individual to perform all or part of the Services only with the prior written consent of the Company.  Such consent may be granted or withheld at the sole discretion of the Company and on any such conditions as the Company may determine.

2.	Term and Scope of Agreement

(a)	This Agreement will be effective commencing Monday, May 4, 2009 and will continue in force until terminated pursuant to the provisions of Section 7 of this Agreement.

(b)	The provisions of this Agreement shall govern all transactions between the Company and the Contractor and his employees, unless otherwise agreed to in writing by both parties.

3.	Fee and Expenses for Services

(a)
The Company shall pay to the Contractor for the provision of the Services a fee of USD$3000.00 per month and 5% of any proceeds realized by the company from any patent litigations efforts that have been initiated prior to the termination of this agreement.

(b)	The Contractor shall remit invoices to the Company for the Services provided on on the first of each month. The Company shall pay such invoices within 5 days of receipt.

(c)
The Contractor shall be responsible for the payment of all expenses incurred by the Contractor in providing the Services, including without limitation, office, telephone, travel, entertainment, mileage and vehicle expenses unless agreed to in advance by the Company. The Company will be responsible for out of province travel expenses which will be agreed upon in advance by both parties.

4.	Indemnity

The Contractor shall indemnify and save harmless the Company and any related or associated companies and their respective boards of directors, officers, employees or agents, from and against all claims, actions, demands, suits, liabilities, losses, expenses, costs or damages (“Claims”) of every nature and kind whatsoever which the Company, or any related or associated companies, and their respective boards of directors, officers, employees or agents may have or suffer arising out of:

(a)	claims regarding the failure of the Contractor or any of his employees to comply with applicable laws, regulations or orders;

(b)	claims regarding any act, omission or misconduct on the part of the Contractor or any of his employees;

(c)	claims regarding any breach of any obligation of the Contractor contained in this Agreement;

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(d)	claims regarding workplace safety insurance benefits, bodily injury, death or property damage of or caused by the Contractor or any of his employees; and

(e)
claims regarding the employment and/or termination of employment of any person employed by the Contractor including any claim by such person based on any alleged employment relationship between such person and the Company.

5.	Independent Contractor

(a)
In the performance of this Agreement, the Contractor will at all times act in the Contractor’s own capacity and right as an independent contractor.  The Company will not be required to pay for or maintain any employee benefits including but not limited to workplace safety insurance, Canada Pension Plan, employer health tax, employment insurance and other similar levies nor to make withholdings and remittances for income tax in respect of any remuneration payable by the Company to the Contractor or by the Contractor to any person employed by the Contractor, pursuant to this Agreement or otherwise.  The Contractor will be solely responsible for making all such contributions, premium payments and income tax remittances in conformity with all applicable statutory requirements.

(b)
The Contractor and his employees are not employees of the Company and shall not be entitled to receive from the Company any benefits whatsoever.  The Contractor agrees that neither the Contractor or any of his employees are entitled to any of the rights and benefits afforded to the Company’s employees, including but not limited to participation in any of the Company’s group insurance plans, vacation pay, overtime pay, termination pay or severance pay.

(c)
Unless authorized in writing by the Company, the Contractor and any of his employees shall not act nor purport to be acting as the legal agent of the Company and shall not enter or purport to enter into any agreements on behalf of the Company or otherwise bind or purport to bind the Company.

6.	Restrictive Covenants

As a term and condition of this Agreement, the Contractor shall sign and abide by, and the Contractor shall cause any person employed by the Contractor in performing the Services to sign and abide by, a Restrictive Covenant Agreement in the form attached hereto as Appendix “B”.

7.	Termination and/or Renewal

This Agreement shall remain in force until terminated by either party by providing 30 days’ written notice to the other party.

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8.	Provisions Which Operate Following Termination of the Services

Notwithstanding the termination of this Agreement for any reason, with or without cause, the provisions of Sections 8, 9, 10 and Appendix “B” hereto shall continue in full force and effect following such termination.

9.	Entire Agreement

This Agreement constitutes the entire Agreement between the parties with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the parties with respect thereto.  There are no representations, warranties, conditions, undertakings or collateral agreements, express or implied or statutory between the parties other than as expressly set out in this Agreement.

10.	Amendments and Waivers

No amendment to this Agreement shall be valid or binding unless in writing and duly executed by both parties.  No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

11.	Severability

If any provision of this Agreement is determined to be invalid or unenforceable in full or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions of this Agreement shall continue in full force and effect.

12.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

13.	Copy of Agreement

The Contractor hereby acknowledges receipt of a copy of this Agreement duly signed by the Company.

IN WITNESS WHEREOF the parties have executed this Agreement this 4th day of May, 2009.

/s/ David Warkentin
DAVID WARKENTIN

SMARTIRE SYSTEMS INC.

By:	/s/ David Dodge
DAVID DODGE CHIEF FINANCIAL OFFICER

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APPENDIX “B”

RESTRICTIVE COVENANT AGREEMENT

BETWEEN:

DAVID WARKENTIN

(the “Covenantor”)

AND:

SMARTIRE SYSTEMS INC.

(the “Company”).

IN CONSIDERATION OF the covenants and agreements contained in the Independent Contractor Agreement to which this Restrictive Covenant Agreement is attached as Appendix “B”, the parties hereto agree as follows:

1.	Definitions

(a)	“Services” shall have the meaning assigned to that term by the Independent Contractor Agreement to which this Restrictive Covenant Agreement is attached as Appendix “B”.

(b)
“Confidential Information” includes any information relating to the private or confidential affairs of the Company or relating to any secrets of the Company in connection with the Services and, without limiting the generality of the foregoing, includes:

(i)
information or material that is not generally available to or used by others, or the utility or value of which is not generally known or recognized, whether or not the underlying details are in the public domain;

(ii)	any information disclosed to the Company by a third party that the Company is obligated to treat as confidential or proprietary;

(iii)	any proprietary information belonging to the Company;

(iv)
information regarding the Company’s business, operations, financing, strategies, methods and practices, including marketing strategies, product mix, product pricing, sales, margins, pay and compensation for staff, and any other information regarding the financial affairs of the Company; and

(v)	the identity of the Company’s clients, business partners, licensees, agents and suppliers, and the nature of the Company’s relationships with such clients, partners, licensees, agents and suppliers.

2.	Confidential and Proprietary Information

(a)
The Company and its subsidiary and affiliated companies have invested substantial time, money and resources in developing the Confidential Information.  The Company will provide the Covenantor with the Confidential Information that the Company believes is necessary in order for the Covenantor to perform the Services.

(b)
In as much as the disclosure or use of Confidential Information could be detrimental to the best interests of the Company, the Covenantor hereby confirms and agrees that the Covenantor shall not copy, use or disclose to others any Confidential Information that the Covenantor acquires or creates while providing the Services either during the provision of the Services or at any time thereafter, as long as such Confidential Information remains confidential or proprietary.

3.	Non-Solicitation of Employees

During the provision of the Services and for one year following the termination of the provision of the Services for any reason whatsoever, the Covenantor shall not, directly or indirectly, in any capacity whatsoever, employ, offer employment to, or solicit the employment or other engagement of, or otherwise entice away from the employ of the Company, any individual who was employed by the Company during the provision of the Services or at the time the provision of the Services was terminated for any reason whatsoever, whether or not such individual would commit a breach of his or her contract of employment by resigning from that the Company.

4.	Return of Property

Immediately following the termination of the provision of the Services for any reason whatsoever, or upon demand by the Company, the Covenantor shall return to the Company all Confidential Information, books, files, documents, records, software or other property belonging to the Company or relating to the Services which may be in the possession, or under the control, of the Covenantor.

5.	Confirmation and Agreement Respecting Restrictive Covenants

The Covenantor hereby acknowledges, confirms and agrees that, in the Covenantor’s opinion:

(a)
the Company has a material interest in preserving and protecting the relationships that it has developed with its employees and other persons connected with the Company’s business, against impairment by the Covenantor;

(b)	the restrictive covenants set out in numbered paragraphs and 3 above are fair and reasonable and are reasonably required for the protection of the Company’s business;

(c)
the Covenantor’s agreement to such restrictive covenants constitutes a material inducement to the Company to enter into the Independent Contractor Agreement to which this Restrictive Covenant Agreement is attached as Appendix “B”;

(d)	the Company would not have been prepared to agree to enter into the Independent Contractor Agreement to which this Restrictive Covenant Agreement is attached as Appendix “B” absent such an inducement;

and the Covenantor agrees that, upon termination of the provision of the Services for any reason, whatsoever:

(e)	the restrictive covenants contained in this Restrictive Covenant Agreement shall each be construed as independent of any other portion of this Restrictive Covenant Agreement;

(f)
if any provision of this Restrictive Covenant Agreement is determined to be invalid or unenforceable in whole or in part, and cannot be amended in accordance with s. 5(g) below, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions of this Restrictive Covenant Agreement will continue in full force and effect;

(g)
if any provision of this Restrictive Covenant Agreement is held by a court of competent jurisdiction to be excessively broad as to duration, activity, geography, or subject, such court will deem and interpret such provision to be valid and enforceable to the maximum duration, activity, geographic extent and subject permissible under applicable law;

(h)	all defences to the strict enforcement by the Company of the restrictive covenants contained in this Restrictive Covenant Agreement are waived by the Covenantor; and

(i)
without prejudice to any and all other rights of the Company, in the event of the Covenantor’s violation or attempted or threatened violation of any of the restrictive covenants contained in this Restrictive Covenant Agreement, an injunction or other like remedy would be the only effective method to protect the Company’s rights and property as set out in this Restrictive Covenant Agreement, and that an interim injunction may be granted immediately upon the commencement of any suit against the Covenantor by the Company.

IN WITNESS WHEREOF the parties have executed this Agreement this 12th day of December, 2008.

/s/ David Warkentin
DAVID WARKENTIN

SMARTIRE SYSTEMS INC.

By:	/s/ David Dodge
DAVID DODGE CHIEF FINANCIAL OFFICER